Exhibit 99.1

AT THE COMPANY	AT FINANCIAL DYNAMICS
Marc S. Goldfarb Senior Vice President & General Counsel	Jennifer Milan / Daniel Haykin General Information
201-405-2454	212-850-5600

FOR IMMEDIATE RELEASE

KID BRANDS, INC. REPORTS FIRST QUARTER 2012 RESULTS

East Rutherford, N.J. — May 11, 2012 — Kid Brands, Inc. (NYSE: KID) today reported financial results for the three months ended March 31, 2012 (“Q1 2012”).

Summary Results

	Three Months Ended March 31,
(in millions, except per share data)	2012	2011 (Restated)**	% Change
Net sales	$55.2	$59.8	(7.7)%
Net (loss)	($0.8)	($0.3)	—
Net (loss) per diluted share	($0.04)	($0.02)	—
Adjusted net income*	$0.3	$1.7	(79.7)%
Adjusted net income per diluted share*	$0.02	$0.08	(75.0)%

*	“Adjusted net income” and “Adjusted net income per diluted share” for Q1 2012 and for the three months ended March 31, 2011 (restated) (“Q1 2011”) are non-GAAP financial measures, which are described in detail under the heading “Non-GAAP Information” below and are reconciled to GAAP measures in the table at the end of this release.
**	The results of operations set forth above and elsewhere in this release for Q1 2011 reflect the impact of the previously-announced restatement of specified prior financial statements, as described in Note 12 of Notes to Unaudited Consolidated Financial Statements in the Company’s Quarterly Report on Form 10-Q for Q1 2012.

First Quarter 2012 Results

Net sales for Q1 2012 decreased 7.7% to $55.2 million compared to $59.8 million for Q1 2011. This decrease was primarily the result of lower sales at Sassy (19.2%), reflecting lower sales volume at two large customers due to their inventory management and initial new product placements in 2011 that did not recur in 2012. The decrease also included sales declines at both Kids Line (6.4%), primarily due to lower sales volume at two customers, and LaJobi (5.1%), primarily due to decreased LaJobi brand furniture sales, which were partially offset by increases in sales by LaJobi of Graco® branded product. CoCaLo sales were relatively flat for Q1 2012 as compared to Q1 2011.

Gross profit for Q1 2012 was $13.8 million, or 25.0% of net sales, as compared to $16.1 million, or 26.9% of net sales, for Q1 2011. Gross profit decreased primarily as a result of lower sales and lower gross margins. As a percentage of net sales, gross profit decreased primarily as a result of: (i) product mix changes; (ii) increased product costs; and (iii) increased royalty expense of approximately $0.2 million resulting from increased sales of licensed products in Q1 2012 as compared to Q1 2011. The decrease in gross profit as a percentage of sales was partially offset by a reduction in markdown allowances, an aggregate $0.5 million accrual for anticipated LaJobi anti-dumping duties and Kids Line/CoCaLo customs duties recorded in Q1 2011 that did not recur in Q1 2012, and a $0.3 million reduction in amortization of intangibles.

Selling, general and administrative expense was $14.4 million, or 26.1% of net sales, for Q1 2012 as compared to $15.3 million, or 25.6% of net sales, for Q1 2011. SG&A expense decreased primarily as a result of: (i) a decrease in professional fees ($1.2 million) related to the Company’s internal investigation of LaJobi’s import, business and staffing practices in Asia and Customs investigations at Kids Line and CoCaLo, as well as related litigation and other costs (“Customs Compliance Costs”); (ii) decreases in variable costs as a result of lower sales ($0.4 million); and (iii) lower share-based compensation expense ($0.2 million); all of which was partially offset by severance expense of $0.6 million and increases in other professional costs of $0.3 million. As a percentage of net sales, SG&A expense increased primarily due to a lower sales base in Q1 2012 as compared to Q1 2011.

Other expense was $0.6 million for Q1 2012 as compared to $1.1 million for Q1 2011, primarily as a result of a reduction in interest expense ($0.3 million) due to lower borrowings and lower borrowing costs, a bank amendment fee ($0.1 million) recorded in Q1 2011 that was not a factor in 2012, and an increase in other income ($0.1 million) in Q1 2012 related to foreign currency exchange gains.

Loss before income tax benefit was $1.3 million for Q1 2012 as compared to loss before income tax benefit of $0.35 million for Q1 2011, primarily as a result of the items described above.

Net loss for Q1 2012 was $0.8 million, or ($0.04) per diluted share, as compared to a net loss of $0.3 million, or ($0.02) per diluted share, for Q1 2011.

Non-GAAP adjusted net income for Q1 2012 was $0.3 million, or $0.02 per diluted share, as compared to non-GAAP adjusted net income of $1.7 million, or $0.08 per diluted share, for Q1 2011. Non-GAAP adjusted net income for Q1 2012 reflects adjustments to net loss, as reported, to exclude the effect of the following items and to apply an assumed tax rate of 39% to the resulting adjusted pre-tax income (collectively, the “Q1 2012 Charges”): (i) the reported income tax benefit; (ii) Customs Compliance Costs of $1.2 million; (iii) $0.1 million of accrued interest related to anticipated LaJobi anti-dumping duty charges and anticipated Kids Line/CoCaLo customs duty charges; and (iv) severance costs of $0.6 million. Non-GAAP adjusted net income for Q1 2011 reflects adjustments to net loss, as reported, to exclude the effect of the following items and to apply an assumed tax rate of 39% to the resulting adjusted pre-tax income (collectively, the “Q1 2011 Charges”): (i) the reported income tax benefit; (ii) Customs Compliance Costs of $2.4 million; (iii) an aggregate $0.6 million accrual for additional anticipated LaJobi anti-dumping duty charges and Kids Line/CoCaLo customs duty charges ($0.5 million) and accrued interest thereon ($0.1 million); and (iv) $0.1 million of fees related to a March 2011 credit agreement amendment.

2012 Outlook

As previously disclosed, net sales and profitability are expected to remain soft throughout the first half of 2012. Based on current expectations, net sales and non-GAAP adjusted net income per diluted share for the second quarter of 2012 are expected to improve sequentially compared to net sales and non-GAAP adjusted net income per diluted share reported in Q1 2012. The Company noted that there is continued uncertainty with respect to the industry environment and the timing of orders by certain large customers, both of which could affect anticipated second quarter 2012 results.

Conference Call Information

The conference call, which will be held at 10:00 a.m. ET today, May 11, 2012, may be accessed by dialing 800-967-7134 or 719-325-2392, access code: 25545305. Additionally, a webcast of the call can be accessed at www.kidbrands.com, www.earnings.com, or http://www.media-server.com/m/p/6mgdc426, and will be archived online shortly after the conference call for 90 days. A replay of the call will be available through May 18, 2012, by dialing 877-870-5176 or 858-384-5517, access code: 25545305.

Non-GAAP Information

In this release, certain financial measures for Q1 2012 and Q1 2011 are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. In particular, “Adjusted net income” and “Adjusted net income per diluted share” for Q1 2012 and Q1 2011 are non-GAAP financial measures.

Adjusted net income is defined as the reported net income (loss), plus/minus certain items (including reversal of the relevant income tax provision or benefit), and the application of an assumed tax rate of 39% on the resulting adjusted pre-tax income. Adjusted net income and adjusted net income per diluted share for Q1 2012 exclude the Q1 2012 Charges. Adjusted net income and adjusted net income per diluted share for Q1 2011 exclude the Q1 2011 Charges. In addition, adjusted net income per diluted share for Q1 2012 and Q1 2011 also include adjustments to reflect the weighted-average dilutive effect of certain shares underlying in-the-money stock appreciation rights (such shares were excluded from the weighted-average diluted share calculation used to determine net loss per diluted share, as reported for such periods, because the Company was in a net loss position for such periods, and the inclusion of such shares would have been anti-dilutive). In the computation of adjusted net income per diluted share for Q1 2012 and Q1 2011, however, such shares were included.

These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. However, the Company believes that the non-GAAP measures presented in this release are useful to investors, as they enable the Company and its investors to evaluate and compare the Company’s results from operations and cash resources generated from the Company’s business in a more meaningful and consistent manner (by excluding specific items which are not reflective of ongoing operating results) and provide an analysis of operating results using the same measures used by the Company’s chief operating decision makers to measure performance. These non-GAAP financial measures result largely from management’s determination that the facts and circumstances surrounding the excluded charges are not indicative of the ordinary course of the ongoing operation of the Company’s business. As a result, the non-GAAP financial measures presented in this release may not be comparable to similarly titled measures reported by other companies, and are included only as supplementary measures of financial performance. This data is furnished to provide additional information and should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the tables attached to this press release.

Kid Brands, Inc.

Kid Brands, Inc. and its subsidiaries are leaders in the design, development and distribution of infant and juvenile branded products. Its design-led products are primarily distributed through mass market, baby super stores, specialty, food, drug, independent and e-commerce retailers worldwide.

The Company’s current operating subsidiaries consist of: Kids Line, LLC; LaJobi, Inc; Sassy, Inc.; and CoCaLo, Inc. Through these wholly-owned subsidiaries, the Company designs, manufactures (through third parties) and markets branded infant and juvenile products in a number of complementary categories including, among others: infant bedding and related nursery accessories and décor, food preparation and nursery appliances, and diaper bags (Kids Line® and CoCaLo®); nursery furniture and related products (LaJobi®); and developmental toys and feeding, bath and baby care items with features that address the various stages of an infant’s early years (Sassy®). In addition to the Company’s branded products, the Company also markets certain categories of products under various licenses, including Carter’s®, Disney®, Graco® and Serta®. Additional information about the Company is available at www.kidbrands.com.

Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “project”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, order backlog, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to those set forth under Item 1A, “Risk Factors”, of the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, each as filed with the SEC. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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KID BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Share and Per Share Data)

(Unaudited)

	Three Months Ended March 31,
	2012	2011 (Restated)
Net sales	$55,228	$59,836
Cost of sales	41,442	43,742

Gross profit	13,786	16,094
Selling, general and administrative expenses	14,441	15,334

Operating (loss) income	(655)	760
Other (expense) income:
Interest expense, including amortization	(776)	(1,153)
Other, net	157	42

	(619)	(1,111)

Loss from operations before income tax benefit	(1,274)	(351)
Income tax (benefit)	(471)	(26)

Net loss	$(803)	$(325)

Basic (loss) earnings per share:	$(0.04)	$(0.02)

Diluted (loss) earnings per share:	$(0.04)	$(0.02)

Weighted average shares:
Basic	21,815,000	21,633,000

Diluted	21,815,000	21,633,000

KID BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	March 31, 2012	December 31, 2011

Cash and cash equivalents	$878	$2,456
Accounts receivable, net	36,836	39,313
Inventories, net	43,844	42,688
Other current assets	9,959	11,335
Long-term assets	97,450	97,054

Total assets	$188,967	$192,846

Other current liabilities	$49,945	$52,159
Long-term liabilities	49,599	50,873

Total liabilities	99,544	103,032

Shareholders’ equity	89,423	89,814

Total liabilities and shareholders’ equity	$188,967	$192,846

KID BRANDS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Dollars in Thousands, Except for Share and Per Share Data)

(Unaudited)

	Three Months Ended March 31,
	2012	2011 (Restated)
To arrive at Adjusted net income and Adjusted net income per diluted share:
Net (loss), as reported	$(803)	$(325	)*
Less: tax benefit	(471)	(26	)*
(Loss) from operations before income tax	(1,274)	(351)
Add: Customs Compliance Costs (included in SG&A)	1,176	2,409
Add: Customs duty/interest accruals
(portion included in cost of sales)	—	498	*
(portion included in interest expense)	78	73	*
Add: March 2011 bank Amendment (included in interest expense)	—	131
Add: Severance Costs	581	—
Less: Tax impact of above items (using assumed 39% effective rate)	(219)	(1,076)

Adjusted net income	$342	$1,684

Adjusted net income per diluted share	$0.02	$0.08

Weighted-average diluted shares outstanding, as reported (1)	21,815,000	21,633,000
Weighted-average diluted shares outstanding, as adjusted (1)	21,832,000	21,940,000

*	Amounts for Q1 2011 have been restated. See Note 12 of Notes to Unaudited Consolidated Financial Statements in the Company’s Quarterly Report on Form 10-Q for Q1 2012.

(1)	For Q1 2012 and Q1 2011, the Company was in a net loss position on a reported (GAAP) basis and, accordingly, the weighted-average diluted shares outstanding excluded certain shares underlying in-the-money stock appreciation rights because inclusion of such shares would have been anti-dilutive. In the computation of “Adjusted net income per diluted share” for each of Q1 2012 and Q1 2011, however, such shares were included.